EXHIBIT 99.1

CONTACT:	ICR, Inc.
Cody McAlester/Allison Malkin
203-682-8200

FINAL

MOVADO GROUP, INC. ANNOUNCES FOURTH QUARTER
AND FISCAL YEAR 2024 RESULTS

~ Fiscal 2024 Net Sales of $672.6 million ~

~ Fiscal 2024 EPS of $2.06 and Fiscal 2024 Adjusted EPS of $2.13 ~

~ Fourth Quarter Net Sales of $179.6 million ~

~ Fourth Quarter EPS of $0.53 and Fourth Quarter Adjusted EPS of $0.55 ~

~ Board Declares Quarterly Dividend ~

~ Launches Investment Growth Strategy ~

Paramus, NJ – March 26, 2024 -- Movado Group, Inc. (NYSE: MOV) today announced fourth quarter and fiscal year 2024 results for the periods ended January 31, 2024.

Fiscal Year 2024 Highlights (See attached table for GAAP and Non-GAAP measures)

•	Delivered net sales of $672.6 million vs. $751.9 million in fiscal 2023;
•	Generated operating income of $54.7 million as compared to $120.4 million in the prior year period; Adjusted operating income of $56.8 million as compared to $123.2 million;
•	Achieved diluted earnings per share of $2.06 as compared to $4.12 in the prior year period; Adjusted diluted earnings per share of $2.13 as compared to $4.22;
•	Strong operating cashflow of $76.8 million, up 41.3% from fiscal 2023;
•	Inventories declined 20.5% to $148.0 million; and
•	Ended the year with cash of $262.1 million and no debt.

Efraim Grinberg, Chairman and Chief Executive Officer, stated, “We ended the year with revenue and diluted earnings per share at the high end and above our revised outlook, respectively. Our holiday marketing initiatives and new product introductions in both watches and jewelry were favorably received despite a challenging retail backdrop in the U.S. and Europe. Early in the fourth quarter, we successfully tested marketing programs that will be continued and expanded upon in fiscal 2025 as their effectiveness is demonstrated.”

Mr. Grinberg continued, “The year included significant progress in evolving our strategy with important investments made in marketing and product innovation that we believe position us to leverage the strength of our compelling brand portfolio. As we begin fiscal 2025, we are focused on making the investments necessary to grow our business and build our brands for the long-term. As such, we will strategically increase our marketing investments, particularly in the U.S. behind our Movado brand and in our biggest markets in Europe to drive growth in our licensed brands with our retail partners. Although these investments are expected to constrain earnings in the short term, we are confident that this is the right time to invest behind the momentum in our portfolio of brands and utilize our strong balance sheet to gain market share and position Movado Group for sustained long-term growth in sales and profitability.”

Fiscal Fourth Quarter Highlights (See attached table for GAAP and Non-GAAP measures)

•	Delivered net sales of $179.6 million versus $194.3 million in the prior year period;
•	Generated gross margin of 53.9% as compared to 56.2% in the fourth quarter of fiscal 2023;
•	Generated operating income of $13.5 million as compared to $26.1 million in the prior year period. Adjusted operating income was $13.8 million as compared to adjusted operating income of $26.8 million in the fourth quarter of fiscal 2023; and
•	Achieved diluted earnings per share of $0.53 as compared to $1.00 in the prior year period. Adjusted diluted earnings per share was $0.55 as compared to $1.03 in the fourth quarter of fiscal 2023.

Non-GAAP Items (See attached table for GAAP and Non-GAAP measures)

Fourth quarter fiscal 2024 results of operations included the following charges:

•	a $0.4 million pre-tax charge, or $0.3 million after tax, representing $0.02 per diluted share, associated with the amortization of acquired intangible assets related to the acquisitions of Olivia Burton and MVMT.

Fourth quarter fiscal 2023 results of operations included the following charges:

•	a $0.7 million pre-tax charge, or $0.6 million after tax, representing $0.03 per diluted share, associated with the amortization of acquired intangible assets related to the acquisition of Olivia Burton and MVMT.

In this press release, references to “adjusted” results exclude the impact of the above charges, as well as the items described in the Non-GAAP Items section of the Company’s earnings releases for the first, second and third quarter of fiscal year 2024, in deriving the adjusted results for the twelve months ended January 31, 2024 and January 31, 2023. Please refer to the attached GAAP and Non-GAAP measures table for a detailed reconciliation of the Company’s reported results to its adjusted, Non-GAAP results.

Beginning with the first quarter of fiscal 2025, the Company will no longer provide adjusted results that omit the amortization of acquired intangible assets for its Olivia Burton and MVMT acquisitions. The omission of this amortization was the only adjustment made to reported results to derive the Company’s Non-GAAP measures in fiscal 2024. The Company has provided a recast of its GAAP and Non-GAAP measures for the fourth quarter of 2024 and fiscal year 2024 to be consistent with the ongoing definition.

Fourth Quarter Fiscal 2024 Results (See attached table for GAAP and Non-GAAP measures)

•	Net sales decreased 7.5% to $179.6 million, or decreased 9.0% on a constant dollar basis, compared to $194.3 million in the fourth quarter of fiscal 2023. The decrease in net sales reflected declines in wholesale customers’ brick and mortar stores, online retail and Movado Company Stores. U.S. net sales decreased 12.4% as compared to the fourth quarter of last year. International net sales decreased 2.9% (a decrease of 5.8% on a constant dollar basis) as compared to the fourth quarter of last year.
•	Gross profit was $96.8 million, or 53.9% of net sales, compared to $109.3 million, or 56.2% of net sales in the fourth quarter of fiscal 2023. The decrease in gross margin percentage was primarily the result of the decreased leverage of higher fixed costs over lower sales, the unfavorable impact of foreign currency exchange rates and unfavorable changes in channel and product mix.
•	Operating expenses were $83.3 million in the fourth quarter of fiscal 2024 compared to $83.1 million in the fourth quarter of fiscal 2023. Adjusted operating expenses were $82.9 million compared to $82.4 million in the prior year period. The change in operating expenses was primarily due to higher marketing and payroll-related expenses, nearly fully offset by lower performance-based compensation. As a percent of sales, adjusted operating expenses increased to 46.2% of sales from 42.4% in the prior year period due to lower sales.
•	Operating income was $13.5 million compared to $26.1 million in the fourth quarter of fiscal 2023. Adjusted operating income was $13.8 million for the fourth quarter of fiscal 2024 and $26.8 million for the prior year period.
•	The Company recorded a tax provision of $2.7 million, as compared to a tax provision of $4.0 million in the fourth quarter of fiscal 2023. Based on adjusted pre-tax income, the adjusted tax provision was $2.8 million, or an adjusted tax rate of 18.1%, as compared to an adjusted tax provision of $4.2 million, or an adjusted tax rate of 14.8%, in the fourth quarter of fiscal 2023.
•	Net income for the fourth quarter of fiscal 2024 was $12.1 million, or $0.53 per diluted share, compared to net income of $22.7 million, or $1.00 per diluted share, in the fourth quarter of fiscal 2023. Adjusted net income for the fiscal 2024 period was $12.4 million, or $0.55 per diluted share, compared to adjusted net income of $23.3 million, or $1.03 per diluted share, for the fourth quarter of fiscal 2023.

Full Year Fiscal 2024 Results (See attached table for GAAP and Non-GAAP measures)

•	Net sales decreased 10.5% to $672.6 million, or decreased 11.7% on a constant dollar basis, compared to net sales of $751.9 million in fiscal 2023. The decrease in net sales reflected declines in wholesale customers’ brick and mortar stores, online retail and Movado Company Stores. U.S. net sales decreased 13.1% as compared to fiscal 2023. International net sales decreased 8.5% (a decrease of 10.6% on a constant dollar basis) as compared to fiscal 2023.
•	Gross profit was $370.4 million, or 55.1% of net sales, compared to gross profit of $433.9 million, or 57.7% of net sales in fiscal 2023. The year over year decrease in gross margin percentage was primarily the result of unfavorable changes in channel and product mix, the decreased leverage of higher fixed costs over lower sales and the unfavorable impact of foreign currency exchange rates, partially offset by reduced shipping costs.
•	Operating expenses were $315.7 million in fiscal 2024 compared to $313.5 million in fiscal 2023. For fiscal 2024, adjusted operating expenses were $313.6 million versus $310.7 million in fiscal 2023. This increase was primarily due to higher payroll-related costs, higher marketing expenses and higher travel and entertainment costs, partially offset by lower performance-based compensation.
•	Operating income was $54.7 million in fiscal 2024 as compared to operating income of $120.4 million in fiscal 2023. Adjusted operating income for fiscal 2024 was $56.8 million compared to adjusted operating income for fiscal 2023 of $123.2 million.
•	The Company recorded a tax provision of $12.7 million in fiscal 2024 compared to a tax provision of $24.9 million in fiscal 2023. Based on adjusted pre-tax income, the adjusted tax provision was $13.2 million, or an adjusted tax rate of 21.1%, as compared to an adjusted tax provision of $25.4 million, or an adjusted tax rate of 20.4%, in fiscal 2023.
•	Net income was $46.7 million, or $2.06 per diluted share, for fiscal 2024, compared to net income of $94.5 million, or $4.12 per diluted share, for fiscal 2023. Adjusted net income in fiscal 2024 was $48.3 million or $2.13 per diluted share. This compares to adjusted net income for fiscal 2023 of $96.8 million or $4.22 per diluted share.

Fiscal 2025 Outlook

The Company expects fiscal 2025 net sales to be in a range of approximately $700 million to $710 million, gross profit of approximately 55% of net sales, and operating income in a range of approximately $32 million to $35 million. Assuming no changes to current tax regulations, the Company anticipates an effective tax rate of approximately 22% for the fiscal year and earnings in a range of approximately $1.20 to $1.30 per diluted share.

Operating expenses for the fiscal 2025 outlook include an incremental $25 million of marketing spend to drive long-term top-line growth; however, the majority of the growth in revenue is expected to be in the second half of the fiscal year as the marketing investments favorably impact the top line. The Company therefore expects net sales for the first half of fiscal 2025 to be relatively flat on a year-over-year basis.

Quarterly Dividend and Share Repurchase Program

The Company also announced today that on March 26, 2024, the Board of Directors approved the payment on April 23, 2024 of a cash dividend in the amount of $0.35 for each share of the Company’s outstanding common stock and class A common stock held by shareholders of record as of the close of business on April 9, 2024.

During the fourth quarter of fiscal 2024, the Company repurchased approximately 26,000 shares under its November 23, 2021 share repurchase program. As of January 31, 2024, the Company had $17.9 million remaining available under the share repurchase program.

Conference Call

The Company’s management will host a conference call and audio webcast to discuss its results today, March 26, 2024 at 9:00 a.m. Eastern Time. The conference call may be accessed by dialing (877) 407-0784. Additionally, a live webcast of the call can be accessed at www.movadogroup.com. The webcast will be archived on the Company’s website approximately one hour after the conclusion of the call. Additionally, a telephonic re-play of the call will be available from 12:00 p.m. ET on March 26, 2024 until 11:59 p.m. ET on April 9, 2024 and can be accessed by dialing 844-512-2921 and entering replay pin number 13744755.

Movado Group, Inc. designs, sources, and distributes MOVADO®, MVMT®, OLIVIA BURTON®, EBEL®, CONCORD®, CALVIN KLEIN®, COACH®, TOMMY HILFIGER®, HUGO BOSS®, and LACOSTE®, watches, and, to a lesser extent jewelry and other accessories, and operates Movado Company Stores in the United States and Canada.

In this release, the Company presents certain financial measures that are not calculated according to generally accepted accounting principles in the United States (“GAAP”). Specifically, the Company is presenting adjusted gross profit, adjusted gross margin, adjusted operating expenses, adjusted operating income, adjusted pre-tax income, adjusted tax provision and adjusted net income, which are gross profit, gross margin, operating expenses, operating income, pre-tax income, tax provision and net income, respectively, under GAAP, adjusted to eliminate the amortization of acquisition accounting adjustments related to the Olivia Burton and MVMT acquisitions. The Company is also presenting adjusted tax provision, which is the tax provision under GAAP, adjusted to eliminate the impact of charges for the Olivia Burton and MVMT acquisitions. The Company believes these adjusted measures are useful because they give investors information about the Company’s financial performance without the effect of certain items that the Company believes are not characteristic of its usual operations. The Company is also presenting adjusted net income, adjusted earnings per share and adjusted effective tax rate, which are net income, earnings per share and effective tax rate, respectively, under GAAP, adjusted to eliminate the after-tax impact of amortization of acquisition accounting adjustments related to the Olivia Burton and MVMT acquisitions. The Company believes that adjusted net income, adjusted earnings per share and adjusted effective tax rate are useful measures of performance because they give investors information about the Company’s financial performance without the effect of certain items that the Company believes are not characteristic of its usual operations. Additionally, the Company is presenting constant currency information to provide a framework to assess how its business performed excluding the effects of foreign currency exchange rate fluctuations in the current period. Comparisons of financial results on a constant dollar basis are calculated by translating each foreign currency at the same U.S. dollar exchange rate as in effect for the prior-year period for both periods being compared. The Company believes this information is useful to investors to facilitate comparisons of operating results. These non-GAAP financial measures are designed to complement the GAAP financial information presented in this release. The non-GAAP financial measures presented should not be considered in isolation from or as a substitute for the comparable GAAP financial measures, and the methods of their calculation may differ substantially from similarly titled measures used by other companies.

This press release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. The Company has tried, whenever possible, to identify these forward-looking statements using words such as “expects,” “anticipates,” “believes,” “targets,” “goals,” “projects,” “intends,” “plans,” “seeks,” “estimates,” “may,” “will,” “should” and variations of such words and similar expressions. Similarly, statements in this press release that describe the Company's business strategy, outlook, objectives, plans, intentions or goals are also forward-looking statements. Accordingly, such forward-looking statements involve known and unknown risks, uncertainties and other factors that could cause the Company's actual results, performance or achievements and levels of future dividends to differ materially from those expressed in, or implied by, these statements. These risks and uncertainties may include, but are not limited to general economic and business conditions which may impact disposable income of consumers in the United States and the other significant markets (including Europe) where the Company’s products are sold, uncertainty regarding such economic and business conditions, including inflation, elevated interest rates, increased commodity prices and tightness in the labor market, trends in consumer debt levels and bad debt write-offs, general uncertainty related to geopolitical concerns, the impact of international hostilities, including the Russian invasion of Ukraine and war in the Middle East, on global markets, economies and consumer spending, on energy and shipping costs, and on the Company’s supply chain and suppliers, supply disruptions, delivery delays and increased shipping costs, defaults on or downgrades of sovereign debt and the impact of any of those events on consumer spending, evolving stakeholder expectations and emerging complex laws on environmental, social, and governance matters, changes in consumer preferences and popularity of particular designs, new product development and introduction, decrease in mall traffic and increase in e-commerce, the ability of the Company to successfully implement its business strategies, competitive products and pricing, including price increases to offset increased costs, the impact of “smart” watches and other wearable tech products on the traditional watch market, seasonality, availability of alternative sources of supply in the case of the loss of any significant supplier or any supplier’s inability to fulfill the Company’s orders, the loss of or curtailed sales to significant customers, the Company’s dependence on key employees and officers, the ability to successfully integrate the operations of acquired businesses without disruption to other business activities, the possible impairment of acquired intangible assets, risks associated with the Company’s minority investments in early-stage growth companies and venture capital funds that invest in such companies, the continuation of the Company’s major warehouse and distribution centers, the continuation of licensing arrangements with third parties, losses possible from pending or future litigation and administrative proceedings, the ability to secure and protect trademarks, patents and other intellectual property rights, the ability to lease new stores on suitable terms in desired markets and to complete construction on a timely basis, the ability of the Company to successfully manage its expenses on a continuing basis, information systems failure or breaches of network security, complex and quickly-evolving regulations regarding privacy and data protection, the continued availability to the Company of financing and credit on favorable terms, business disruptions, and general risks associated with doing business internationally, including, without limitation, import duties, tariffs (including retaliatory tariffs), quotas, political and economic stability, changes to existing laws or regulations, and impacts of currency exchange rate fluctuations and the success of hedging strategies related thereto, and the other factors discussed in the Company’s Annual Report on Form 10-K and other filings with the Securities and Exchange Commission. These statements reflect the Company's current beliefs and are based upon information currently available to it. Be advised that developments subsequent to this press release are likely to cause these statements to become outdated with the passage of time. The Company assumes no duty to update its forward looking statements and this release shall not be construed to indicate the assumption by the Company of any duty to update its outlook in the future.

(Tables to follow)

MOVADO GROUP, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share data)

(Unaudited)

	Three Months Ended		Twelve Months Ended
	January 31,		January 31,

	2024	2023	2024	2023

Net sales	$179,620	$194,273	$672,601	$751,898

Cost of sales	82,843	85,017	302,207	318,003

Gross profit	96,777	109,256	370,394	433,895

Total operating expenses	83,311	83,124	315,689	313,541

Operating income	13,466	26,132	54,705	120,354

Non-operating income/(expense):
Other income, net	1,800	1,365	5,994	2,069
Interest expense	(136)	(162)	(497)	(518)

Income before income taxes	15,130	27,335	60,202	121,905

Provision for income taxes	2,723	4,014	12,661	24,882

Net income	12,407	23,321	47,541	97,023

Less: Net income attributable to noncontrolling interests	262	595	830	2,495

Net income attributable to Movado Group, Inc.	$12,145	$22,726	$46,711	$94,528

Diluted Income Per Share Information
Net income per share attributable to Movado Group, Inc.	$0.53	$1.00	$2.06	$4.12

Weighted diluted average shares outstanding	22,708	22,708	22,641	22,955

MOVADO GROUP, INC.

GAAP AND NON-GAAP MEASURES

(In thousands, except for percentage data)

(Unaudited)

	Three Months Ended
	January 31,		% Change

	2024	2023

Total net sales, as reported	$179,620	$194,273	-7.5%

Total net sales, constant dollar basis	$176,765	$194,273	-9.0%

	Twelve Months Ended
	January 31,		% Change

	2024	2023

Total net sales, as reported	$672,601	$751,898	-10.5%

Total net sales, constant dollar basis	$664,002	$751,898	-11.7%

MOVADO GROUP, INC.

GAAP AND NON-GAAP MEASURES

(In thousands, except per share data)

(Unaudited)

	Net Sales	Gross Profit	Total Operating Expenses	Operating Income	Pre-tax Income	Provision for Income Taxes	Net Income Attributable to Movado Group, Inc.	Diluted EPS
Three Months Ended January 31, 2024
As Reported (GAAP)	$179,620	$96,777	$83,311	$13,466	$15,130	$2,723	$12,145	$0.53
Olivia Burton and MVMT Costs (1)	—	—	(379)	379	379	91	288	0.02
Adjusted Results (Non-GAAP)	$179,620	$96,777	$82,932	$13,845	$15,509	$2,814	$12,433	$0.55

Three Months Ended January 31, 2023
As Reported (GAAP)	$194,273	$109,256	$83,124	$26,132	$27,335	$4,014	$22,726	$1.00
Olivia Burton and MVMT Costs (1)	—	—	(698)	698	698	136	562	0.03
Adjusted Results (Non-GAAP)	$194,273	$109,256	$82,426	$26,830	$28,033	$4,150	$23,288	$1.03

	Net Sales	Gross Profit	Total Operating Expenses	Operating Income	Pre-tax Income	Provision for Income Taxes	Net Income Attributable to Movado Group, Inc.	Diluted EPS
Twelve Months Ended January 31, 2024
As Reported (GAAP)	$672,601	$370,394	$315,689	$54,705	$60,202	$12,661	$46,711	$2.06
Olivia Burton and MVMT Costs (1)	—	—	(2,074)	2,074	2,074	498	1,576	0.07
Adjusted Results (Non-GAAP)	$672,601	$370,394	$313,615	$56,779	$62,276	$13,159	$48,287	$2.13

Twelve Months Ended January 31, 2023
As Reported (GAAP)	$751,898	$433,895	$313,541	$120,354	$121,905	$24,882	$94,528	$4.12
Olivia Burton and MVMT Costs (1)	—	—	(2,850)	2,850	2,850	557	2,293	0.10
Adjusted Results (Non-GAAP)	$751,898	$433,895	$310,691	$123,204	$124,755	$25,439	$96,821	$4.22

(1)	Related to the amortization of acquired intangible assets for Olivia Burton and MVMT and MVMT's deferred compensation, where applicable.

MOVADO GROUP, INC.

GAAP AND NON-GAAP MEASURES

(In thousands, except per share data)

(Unaudited)

	Net Sales	Gross Profit	Total Operating Expenses	Operating Income/ (Loss)	Pre-tax Income/ (Loss)	Provision/ (Benefit) for Income Taxes	Net Income/ (Loss) Attributable to Movado Group, Inc.	Diluted EPS
Three Months Ended January 31, 2024
As Reported (GAAP)	$179,620	$96,777	$83,311	$13,466	$15,130	$2,723	$12,145	$0.53
Olivia Burton and MVMT Costs (1)	—	—	(379)	379	379	91	288	0.02
Adjusted Results (Non-GAAP) - Fiscal 2024 Definition	$179,620	$96,777	$82,932	$13,845	$15,509	$2,814	$12,433	$0.55

Ongoing Definition:
Olivia Burton and MVMT Costs (1)	$—	$—	$379	$(379)	$(379)	$(91)	$(288)	$(0.02)
Adjusted Results (Non-GAAP) - Fiscal 2025 Definition	$179,620	$96,777	$83,311	$13,466	$15,130	$2,723	$12,145	$0.53

Three Months Ended October 31, 2023
As Reported (GAAP)	$187,686	$102,328	$81,636	$20,692	$22,189	$4,519	$17,389	$0.77
Olivia Burton and MVMT Costs (1)	—	—	(376)	376	376	90	286	0.01
Adjusted Results (Non-GAAP) - Fiscal 2024 Definition	$187,686	$102,328	$81,260	$21,068	$22,565	$4,609	$17,675	$0.78

Ongoing Definition:
Olivia Burton and MVMT Costs (1)	$—	$—	$376	$(376)	$(376)	$(90)	$(286)	$(0.01)
Adjusted Results (Non-GAAP) - Fiscal 2025 Definition	$187,686	$102,328	$81,636	$20,692	$22,189	$4,519	$17,389	$0.77

Three Months Ended July 31, 2023
As Reported (GAAP)	$160,390	$89,286	$79,638	$9,648	$11,072	$2,885	$8,049	$0.36
Olivia Burton and MVMT Costs (1)	—	—	(612)	612	612	147	465	0.02
Adjusted Results (Non-GAAP) - Fiscal 2024 Definition	$160,390	$89,286	$79,026	$10,260	$11,684	$3,032	$8,514	$0.38

Ongoing Definition:
Olivia Burton and MVMT Costs (1)	$—	$—	$612	$(612)	$(612)	$(147)	$(465)	$(0.02)
Adjusted Results (Non-GAAP) - Fiscal 2025 Definition	$160,390	$89,286	$79,638	$9,648	$11,072	$2,885	$8,049	$0.36

Three Months Ended April 30, 2023
As Reported (GAAP)	$144,905	$82,003	$71,104	$10,899	$11,811	$2,534	$9,128	$0.40
Olivia Burton and MVMT Costs (1)	—	—	(707)	707	707	170	537	0.03
Adjusted Results (Non-GAAP) - Fiscal 2024 Definition	$144,905	$82,003	$70,397	$11,606	$12,518	$2,704	$9,665	$0.43

Ongoing Definition:
Olivia Burton and MVMT Costs (1)	$—	$—	$707	$(707)	$(707)	$(170)	$(537)	$(0.03)
Adjusted Results (Non-GAAP) - Fiscal 2025 Definition	$144,905	$82,003	$71,104	$10,899	$11,811	$2,534	$9,128	$0.40

(1)	Related to the amortization of acquired intangible assets for Olivia Burton and MVMT and MVMT's deferred compensation, where applicable.

MOVADO GROUP, INC.

CONSOLIDATED BALANCE SHEETS

(In thousands)

(Unaudited)

	January 31,	January 31,
	2024	2023
ASSETS

Cash and cash equivalents	$262,059	$251,584
Trade receivables, net	104,472	94,282
Inventories	148,031	186,203
Other current assets	17,962	24,212
Income taxes receivable	11,354	10,908
Total current assets	543,878	567,189

Property, plant and equipment, net	19,436	18,699
Operating lease right-of-use assets	82,661	80,897
Deferred and non-current income taxes	43,016	44,490
Other intangibles, net	7,493	9,642
Other non-current assets	72,598	66,788
Total assets	$769,082	$787,705

LIABILITIES AND EQUITY

Accounts payable	$32,775	$32,085
Accrued liabilities	38,695	46,720
Accrued payroll and benefits	7,591	17,343
Current operating lease liabilities	15,696	17,681
Income taxes payable	18,318	28,591
Total current liabilities	113,075	142,420

Deferred and non-current income taxes payable	8,234	15,163
Non-current operating lease liabilities	76,396	70,910
Other non-current liabilities	52,420	48,668

Shareholders' equity	516,798	507,606

Noncontrolling interest	2,159	2,938
Total equity	518,957	510,544

Total liabilities and equity	$769,082	$787,705

MOVADO GROUP, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

(Unaudited)

	Twelve Months Ended
	January 31,

	2024	2023
Cash flows from operating activities:
Net income	$47,541	$97,023
Depreciation and amortization	9,644	10,809
Other non-cash adjustments	14,921	9,540
Changes in working capital	3,404	(58,650)
Changes in non-current assets and liabilities	1,268	(4,381)
Net cash provided by operating activities	76,778	54,341

Cash flows from investing activities:
Capital expenditures	(8,223)	(7,085)
Long-term investments	(3,107)	(3,263)
Trademarks and other intangibles	(144)	(202)
Net cash used in investing activities	(11,474)	(10,550)

Cash flows from financing activities:
Dividends paid	(53,146)	(31,363)
Stock repurchases	(3,116)	(31,413)
Purchase of incremental ownership of joint venture	—	(1,886)
Distribution of noncontrolling interest earnings	(1,431)	(1,056)
Stock awards and options exercised and other changes	97	489
Debt issuance cost	—	(85)
Net cash used in financing activities	(57,596)	(65,314)

Effect of exchange rate changes on cash, cash equivalents, and restricted cash	2,927	(4,014)
Net change in cash, cash equivalents, and restricted cash	10,635	(25,537)
Cash, cash equivalents, and restricted cash at beginning of period	252,179	277,716

Cash, cash equivalents, and restricted cash at end of period	$262,814	$252,179

Reconciliation of cash, cash equivalents, and restricted cash:
Cash and cash equivalents	$262,059	$251,584
Restricted cash included in other non-current assets	755	595
Cash, cash equivalents, and restricted cash	$262,814	$252,179